EXHIBIT 3.1

ARTICLE VII

INDEMNIFICATION

Section 1. Right to Indemnification.

      (a) Each person (an “Indemnitee”) who:

(i) was or is made a party or is threatened to be made a party or is otherwise involved (including as a witness or a deponent) in any threatened, pending or completed action, lawsuit, arbitration, alternative dispute resolution mechanism, appeal, investigation (including, but not limited to, any internal corporate investigation) or other proceeding, whether civil, criminal, administrative, investigative or corporate (hereinafter a “Proceeding”);

(ii) by reason of the fact that he or she is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall, upon a determination pursuant to Section 4 of this Article VII that such Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the corporation and, in the case of a criminal proceeding had no reasonable cause to believe such conduct was unlawful, be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, against all Expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by such Indemnitee or on such Indemnitee’s behalf in connection therewith.

In any Proceeding by or in the right of the corporation, upon a determination pursuant to Section 4 of this Article that such Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the corporation, the corporation shall indemnify the Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf and, to the extent permitted by law, amounts paid in settlement, in connection with each claim, issue or matter as to which the Indemnitee has reached a settlement.

      (b) To the extent that a person who is or was a director or officer of the corporation has been successful on the merits or otherwise in defense of any

Proceeding referred to in Section 1(a) (including any Proceeding by or in the right of the corporation), or in defense of any claim, issue or matter therein, such person shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, against all Expenses actually and reasonably incurred or suffered by such person or on such person’s behalf in connection therewith. For purposes of this Section 1(b) and without limitation, the termination of any claim, issue or matter in a Proceeding in which such person is a defendant by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter. Indemnification pursuant to this Section 1(b) shall not require a determination pursuant to Section 4 of this Article.

      (c) In the case of an amendment to the Delaware General Corporation Law after the date of the adoption of this Article, such amendment shall apply to this Article only to the extent that such amendment permits the corporation to provide broader indemnification rights than permitted prior thereto.

      (d) Indemnification under this Article shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee, heirs, executors, administrators and assigns. The rights conferred in this Article shall be contract rights. No amendment of this Article shall adversely affect the rights of any Indemnitee insofar as such rights relate to facts or occurrences prior to the date of such amendment.

      (e) The term “Expense” shall include all reasonable attorneys’ and accountants’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise being involved with, a Proceeding. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the premium, security for, and other costs relating to any appeal bond or its equivalent. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against the Indemnitee.

      (f) Notwithstanding any provision of this Article, the corporation shall not be obligated under this Article to make any payment for indemnification of any Expense, liability or loss: (i) to the extent that the amount that for which Indemnitee seeks payment, or a portion thereof has actually been made to or on behalf of the Indemnitee under any insurance policy, contract, agreement or otherwise; (ii) incurred by Indemnitee in connection with any Proceeding (or any part of any Proceeding) initiated or brought voluntarily by Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the corporation or its directors, officers or employees, unless the Board of Directors of the Corporation authorized the Proceeding (or any part of any Proceeding) prior to its initiation or the corporation provides the indemnification, in its is sole discretion, pursuant to the powers vested in the corporation under applicable law; or (iii) based upon an accounting of profits made from the purchase and sale (or sale and purchase) by the Indemnitee of securities of the corporation in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of state statutory law or common law.

Section 2. Right to Payment of Expenses Prior to Final Disposition. Without regard to whether the Indemnitee is entitled to indemnification under this Article, the Indemnitee shall have the right to be paid by the corporation within ten (10) days after receipt by the corporation of a written request thereof, the Expenses incurred in connection with any Proceeding for which such right to indemnification is applicable before its final disposition; provided, however, that, if the Delaware General Corporation Law so requires, payment of Expenses by the corporation under this Section 2 shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so paid if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such Expenses under this Article. The Indemnitee may, at its sole discretion, select counsel in such Proceeding and/or assume the prosecution or defense thereof. Payment of Expenses under this Section 2 shall be unsecured and interest-free and shall be made without regard to Indemnitee’s ability to repay the Expenses. Such payment shall include any and all reasonable Expenses incurred pursuing an action to enforce this right of payment of Expenses, including Expenses incurred preparing and forwarding statements to the corporation to support the payment claimed.

Section 3. Request for Indemnification. Upon final disposition of a Proceeding for which indemnification is sought pursuant to Section 1(a) hereof, the Indemnitee shall submit promptly to the Board a written request for indemnification averring that he or she has met the applicable standard of conduct for indemnification set forth in Delaware General Corporation Law. Any indemnification made pursuant to Section 1(a) hereof shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct.

Section 4. Determination of Indemnification.

      (a) The determination of whether the corporation shall indemnify the Indemnitee shall be made as set forth in Section 4(b) hereof, and such determination shall be made within sixty (60) days after the Indemnitee has made the written request for indemnification. If it is determined that the Indemnitee is entitled to indemnification, payment shall be made within ten (10) days after such determination.

(b)(i) If a Change in Control shall have occurred, the determination shall be made by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to the Indemnitee;

(ii) In any other circumstance, the determination shall be made, by the Board, provided that if the Indemnitee is or was a director of the corporation, the determination shall be made: (A) by a majority vote of the directors who are not and were not parties to the Proceeding that is the subject of the request for indemnification (“Disinterested Directors”), even though less than a quorum of the Board, (B) by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum of the Board, (C) if there are no such Disinterested Directors or, if such Disinterested Directors so direct, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to the Indemnitee, or (D) if so directed by the Board, by the stockholders of the corporation; and

(iii) In the event the determination of entitlement to indemnification is to be made by Independent Counsel, the Independent Counsel shall be selected in the following manner:

(x) If a Change in Control shall not have occurred, the Independent Counsel shall be selected by the Board; and

(y) If a Change in Control shall have occurred, the Independent Counsel shall be selected by the Indemnitee, subject to the prior consent of the Board, not to be unreasonably withheld.

      (c) Indemnitee shall cooperate with the party making such determination, including providing upon reasonable advance request any documentation or information reasonably necessary to making such determination which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee. Any costs or expenses (including attorneys’ fees and disbursements) incurred by the Indemnitee in so cooperating with the party making such determination shall be borne by the corporation (irrespective of the determination as to the Indemnitee’s entitlement to indemnification) and the corporation indemnifies and agrees to hold the Indemnitee harmless therefrom.

      (d) In the event of a Change in Control, the corporation shall, upon written request by the Indemnitee, create a trust for the benefit of the Indemnitee (the “Trust”) and from time to time upon written request of the Indemnitee shall fund the Trust in an amount equal to all Expenses, judgments, fines and amounts paid in settlement reasonably anticipated at the time to be incurred in connection with any Proceeding or any claim, issue or matter therein. The amount to be deposited in the Trust pursuant to the foregoing funding obligation shall be determined by the party required to make the determination that indemnification of the Indemnitee is proper pursuant to paragraph (b) of this Section 4 (the “Reviewing Party”). The terms of the Trust shall provide that (i) the Trust shall not be revoked or the principal thereof invaded without the written consent of the Indemnitee, (ii) the trustee of the Trust shall advance, within ten (10) business days of a request by the Indemnitee, any and all Expenses to the Indemnitee (and the Indemnitee hereby agrees to reimburse the Trust under the circumstances in which the

Indemnitee would be required to reimburse the corporation for any Expenses advanced under this Article), (iii) the Trust shall continue to be funded by the corporation in accordance with the funding obligation set forth above, (iv) the trustee of the Trust shall promptly pay to the Indemnitee all amounts for which the Indemnitee shall be entitled to indemnification pursuant to this Article or otherwise and (v) all unexpended funds in that Trust shall revert to the corporation upon a final determination by the Reviewing Party or a court of competent jurisdiction, as the case may be, that the Indemnitee has received amounts, if any, which fully satisfy the corporation’s obligation to indemnify the Indemnitee under the terms of this Article. The trustee of the Trust shall be chosen by the Indemnitee. Nothing in this Section 4 shall relieve the corporation of any of its obligations under this Article.

      (e) The term “Change in Control” means the occurrence of any of the following events: (i) the acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than (x) the corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the corporation, (y) any trustee or other fiduciary holding securities under an employee benefit plan of the corporation, or (z) any corporation owned, directly or indirectly, by the stockholders of the corporation in substantially the same proportions as their ownership of stock of the corporation, of the “beneficial ownership” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the corporation representing fifteen percent (15%) or more of the combined voting power represented by the corporation’s then outstanding voting securities; (ii) a merger or consolidation of the corporation with any other entity, other than a merger or consolidation which would result in the voting securities of the corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity, including the parent corporation of such surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the corporation or such surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity; (iii) the approval by the stockholders of the corporation of a plan of complete liquidation of the corporation, or the sale or disposition by the corporation of all or substantially all the corporation’s assets; (iv) during any period of two (2) consecutive years after the adoption of this Article, individuals who at the beginning of such period constitute the Board cease for any reason to constitute less than a majority of the members of the Board; or (v) there occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934, as amended, whether or not the corporation is then subject to such reporting requirement.

      (f) “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent: (i) the corporation or the Indemnitee in any matter material to either such party or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the corporation or the Indemnitee in an action to determine an Indemnitee’s rights under this Article.

Section 5. Right of Indemnitee to Bring Suit; Certain Presumptions.

      (a) The Indemnitee may bring suit against the corporation to be indemnified if: (i) a request for indemnification or for payment of Expenses is denied by the corporation; (ii) a request for payment of Expenses prior to final disposition is approved but the corporation has not made payment within ten (10) days; (iii) no determination of entitlement to indemnification has been made within sixty (60) days of receipt of request by the corporation; or (iv) the corporation has approved a request for indemnification but the corporation has not made payment within ten (10) days.

      (b) In the event that Indemnitee sues the corporation for indemnification or payment of Expenses and is successful in whole or in part, the Indemnitee shall be entitled to be paid by the corporation for the Expense of prosecuting such suit. If the corporation sues Indemnitee to recover Expenses paid prior to final disposition under this Article and Indemnitee is successful in defending such suit in whole or in part, Indemnitee shall be entitled to be paid the Expense of defending such suit.

      (c) In any action brought to enforce indemnification (but not in a suit brought by Indemnitee to enforce payment of Expenses prior to final disposition), it shall be a defense against indemnification if it is determined by final adjudication that the Indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law.

      (d) The submission of the written request for indemnification to the Board shall create a rebuttable presumption that the Indemnitee is entitled to indemnification pursuant to this Article VII, and the Board, Independent Counsel, or stockholders, as the case may be, shall within sixty (60) days after submission of the written request for indemnification specifically determine that the Indemnitee is so entitled, unless it or they possess sufficient evidence to rebut the presumption that the Indemnitee has met the applicable standard of conduct. If a determination shall have been made that the Indemnitee is entitled to indemnification, the corporation shall be bound by such determination in any judicial proceeding commenced pursuant to Section 5 of this Article VII absent (i) a misstatement by the Indemnitee of a material fact, or any omission of a material fact necessary to make the Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law. Neither the failure of the corporation to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to a payment of Expenses hereunder, or by the corporation to recover a payment of Expenses prior to final disposition pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such payment of Expenses prior to final disposition, under this Article shall be on the corporation.

      (e) In connection with determining whether an Indemnitee who is or was a director is entitled to indemnification:

      (i) the termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself adversely affect the right of the director to indemnification or create a presumption that director did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal Proceeding, that the director had reasonable cause to believe that his conduct was unlawful;

      (ii) the director shall be deemed to have acted in good faith if the director’s action is based on the advice of legal counsel for the corporation or on information or records given or reports made to the corporation by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the corporation; and

      (iii) to the extent legally permissible, the knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the corporation shall not be imputed to the director.

Section 6. Non-Exclusivity of Rights. The rights to indemnification and to the payment of expenses prior to final disposition conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the corporation’s certificate of incorporation, by-law, agreement, vote of stockholders or Disinterested Directors or otherwise. In the event of any payment under this Article, the corporation shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to entitle the corporation to bring suit to enforce such rights.

Section 7. Insurance. The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation

Law. To the extent that the corporation maintains an insurance policy or policies providing liability insurance for directors of the corporation, each director shall be covered by such policy or policies in such manner as to provide each director the same rights and benefits as are accorded to other directors.

Section 8. Contractual Rights; Applicability. The right to be indemnified or to the reimbursement or advance of Expenses pursuant to this Article VII (i) is a contract right based upon good and valuable consideration, pursuant to which the Indemnitee may bring suit as if the provisions of this Article VII were set forth in a separate written contract between the corporation and the Indemnitee, (ii) is intended to be retroactive and shall be available with respect to events occurring prior to the adoption of this Article VII, and (iii) shall continue to exist after the rescission or restrictive modification of this Article VII with respect to events occurring prior to such rescission or restrictive modification.

Section 9. Requested Service. Any Indemnitee serving, in any capacity, (i) another corporation of which a majority of the shares entitled to vote in the election of its directors is held by the corporation, or (ii) any employee benefit plan of the corporation or of any corporation referred to in clause (i), shall be deemed to be doing so at the request of the corporation.

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